Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CH ENERGY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	14-1804460
(State of Incorporation)	(I.R.S. Employer Identification No.)

284 South Avenue
Poughkeepsie, New York 12601-4839
(Address of principal executive offices)

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
SAVINGS INCENTIVE PLAN
(Full title of the plan)

Steven V. Lant Chairman of the Board, President and Chief Executive Officer CH Energy Group, Inc. 284 South Avenue Poughkeepsie, New York 12601-4839 (845) 452-2000	John E. Gould, Esq. Executive Vice President and General Counsel CH Energy Group, Inc. 284 South Avenue Poughkeepsie, New York 12601-4839 (845) 452-2000

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☑	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock ($0.10 par value) (1) Plan Interests (1)	400,000	$51.90	$20,760,000	$2,411

________________________

(1)
Amount to be registered consists of:  (i) 400,000 shares of Common Stock of CH Energy Group, Inc. (the “Company”), par value $0.10 per share (“Common Stock”), to be offered pursuant to the Central Hudson Gas & Electric Corporation Savings Incentive Plan (the “Plan”), and (ii) pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of interests to be offered or sold pursuant to the Plan.  Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of shares the Company’s outstanding Common Stock.

(2)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sale prices of a share of Common Stock on May 25, 2011, as reported by the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by CH Energy Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) hereby are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

3.	The Company’s Current Reports on Form 8-K filed with the Commission on April 28, 2011 and May 26, 2011; and

4.
The description of the Company’s Common Stock set forth under the caption “The Share Exchange – Holding Company Capital Stock” in the Proxy Statement and Prospectus included in Amendment No. 1 to the Company’s Registration Statement on Form S-4 (No. 333-52797), as filed with the Commission on July 24, 1998, and any amendment or report filed thereafter for the purpose of updating such description.

In addition to the foregoing, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), subsequent to the filing of this Registration Statement but prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not  Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 721 through 726 of the Business Corporation Law of the State of New York (“BCL”) provide for indemnification of the Company’s officers and directors under certain conditions and subject to specific limitations.  The BCL permits New York corporations to supplement the statutory indemnification with additional “non-statutory” indemnification for directors and officers meeting a specified standard of conduct and to advance to officers and directors litigation expenses under certain circumstances.  As permitted by the BCL, Article VI of the Company’s By-Laws provides for indemnification of, and advancement of litigation expenses incurred by, directors and officers of the Company.

The Company has also obtained insurance providing for indemnification of directors and officers against certain expenses and liabilities, subject to certain retention and co-insurance provisions.  In addition, the Company has entered into agreements with the officers and directors of the Company providing for indemnification for the liability of officers and directors of the Company to the fullest extent permitted by the BCL and advancement of expenses provided that the specified standard of conduct has been satisfied.

Furthermore, Article 6 of the Restated Certificate of Incorporation of the Company limits, with certain exceptions, the personal liability of a director of the Company to the Company or its shareholders for damage for any breach of duty in such capacity to the fullest extent permitted by the BCL.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index hereto, and are incorporated herein by reference.  The Company undertakes to submit, or has submitted, the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.  UNDERTAKINGS.

(a)           The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poughkeepsie, State of New York, on the 31st day of May, 2011.

CH ENERGY GROUP, INC.

By:	/s/ Steven V. Lant
Steven V. Lant
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven V. Lant
Steven V. Lant	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 31, 2011

/s/ Christopher M. Capone
Christopher M.Capone	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2011

/s/ Kimberly J. Wright
Kimberly J. Wright	Vice President - Accounting and Controller (Principal Accounting Officer)	May 31, 2011

/s/ Margarita K. Dilley*
Margarita K. Dilley	Director	May 31, 2011

/s/ Steven M. Fetter*
Steven M. Fetter	Director	May 31, 2011

/s/ Stanley J. Grubel*
Stanley J. Grubel	Director	May 31, 2011

/s/ Manuel J. Iraola*
Manuel J. Iraola	Director	May 31, 2011

E. Michel Kruse	Director	May 31, 2011

/s/ Edward T. Tokar*
Edward T. Tokar	Director	May 31, 2011

/s/ Jeffrey D. Tranen*
Jeffrey D. Tranen	Director	May 31, 2011

/s/ Ernest R. Verebelyi*
Ernest R. Verebelyi	Director	May 31, 2011

*Steven V. Lant, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named directors of the Company which have been filed with the Commission on behalf of such officers and directors.

By:	/s/ Steven V. Lant
Steven V. Lant
Attorney-in-Fact

May 31, 2011

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Central Hudson Gas & Electric Corporation Savings Incentive Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poughkeepsie, State of New York, on this 31st day of May, 2011.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION BENEFITS COMMITTEE

/s/ Thomas C. Brocks
Thomas C. Brocks
Member

/s/ Diane Seitz
Diane Seitz
Member

/s/ Stacey A. Renner
Stacey A. Renner
Member

/s/ Kimberly J. Wright
Kimberly J. Wright
Member

CH ENERGY GROUP, INC.
INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1
Restated Certificate of Incorporation of CH Energy Group, Inc. under Section 807 of the Business Corporation Law, filed November 12, 1998.  [Incorporated herein by reference to Central Hudson’s Current Report on Form 8-K filed on November 18, 2009; Exhibit 2(i).1].

4.2	By-laws of CH Energy Group, Inc. [Incorporated herein by reference to CH Energy Group’s Current Report on Form 8-K filed on November 18, 2009; Exhibit 3(ii).1].

5*	Opinion of Thompson Hine LLP as to the legality of the securities being registered.

10.1*	Central Hudson Gas & Electric Corporation Savings Incentive Plan (January 1, 2011 Restatement)

10.2*	First Amendment to the Central Hudson Gas & Electric Corporation Savings Incentive Plan (January 1, 2011 Restatement).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Counsel (included as part of Exhibit 5).

24*	Powers of Attorney.

____________________________
*Filed herewith.